EXHIBIT 99.1

R. Halsey Wise Joins MedAssets Board of Directors

ATLANTA, March 13, 2014 (GLOBE NEWSWIRE) -- MedAssets, Inc. (Nasdaq:MDAS) is pleased to announce that R. Halsey Wise has joined the company's board of directors. Mr. Wise is the founder and chief executive officer of Lime Barrel Advisors, a private investment firm. In his new position with MedAssets, Mr. Wise will also be a member of the information technology and compensation committees of the board of directors.

"Halsey brings exceptional strategic leadership to our Board along with a breadth of financial, software and technology expertise," said John Bardis, MedAssets chairman, president and chief executive officer. "We look forward to Halsey sharing his invaluable strategic insights with our Board and executive management team. On behalf of our board of directors, we welcome him to MedAssets and look forward to working together and benefitting from his contributions."

Mr. Wise has had a distinguished career as a senior executive officer with leading global technology and software companies. From 2003 to 2010, he was chairman and chief executive officer of Intergraph Corporation, the global provider of engineering and geospatial software. From 2000 to 2003, Mr. Wise was president and chief executive officer of North America for Solution 6, one of Australia's largest software companies. From 1997 to 2000, he was president and chief operating officer of Computer Management Sciences, an information technology software and services company acquired by Computer Associates International, where he was general manager, North America, for Global Professional Services. Prior to that, Mr. Wise was an investment banker with The Robinson-Humphrey Company specializing in software and technology.

Mr. Wise holds a master's degree in finance and marketing from Northwestern University's Kellogg School of Management, and a bachelor's degree in history from the University of Virginia.

About MedAssets

MedAssets (Nasdaq:MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. More than 4,400 hospitals and 122,000 non-acute healthcare providers currently use the company's evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

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CONTACT: Robert Borchert
         678.248.8194
         rborchert@medassets.com